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[AIMR STANDARDS LOGO]

THE CODE OF ETHICS (FULL TEXT)


As amended and restated May, 1999.

Members of the Association for Investment Management and Research shall:

         1. Act with integrity, competence, dignity, and in an ethical manner when dealing with the public, clients, prospects, employers, employees, and fellow members.

         2. Practice and encourage others to practice in a professional and ethical manner that will reflect credit on members and their profession.

         3. Strive to maintain and improve their competence and the competence of others in the profession.

         4. Use reasonable care and exercise independent professional judgment.

THE STANDARDS OF PROFESSIONAL CONDUCT

All members of the Association for Investment Management and Research and the holders of and candidates for the Chartered Financial Analyst designation are obligated to conduct their activities in accordance with the following Code of Ethics. Disciplinary sanctions may be imposed for violations of the Code and Standards.

respresp               Fundamental Responsibilities

profprof               Relationships with and Responsibilities to a Profession

employemploy           Relationships with and Responsibilities to an Employer

clientsclients         Relationships with and Responsibilities to Clients and Prospects

publicpublic           Relationships with and Responsibilities to the Public

handbookhandbook       Standards of Practice Handbook

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STANDARD I: FUNDAMENTAL RESPONSIBILITIES

Members shall:

A. Maintain knowledge of and comply with all applicable laws, rules, and regulations (including AIMR's Code of Ethics and Standards of Professional Conduct) of any government, governmental agency, regulatory organization, licensing agency, or professional association governing the members' professional activities.

B. Not knowingly participate in or assist any violation of such laws, rules, or regulations.

STANDARD II: RELATIONSHIPS WITH AND RESPONSIBILITIES TO THE PROFESSION

A. USE OF PROFESSIONAL DESIGNATION.

         5. AIMR members may reference their membership only in a dignified and judicious manner. The use of the reference may be accompanied by an accurate explanation of the requirements that have been met to obtain membership in these organizations.

         6. Those who have earned the right to use the Chartered Financial Analyst designation may use the marks "Chartered Financial Analyst" or "CFA" and are encouraged to do so, but only in a proper, dignified, and judicious manner. The use of the designation may be accompanied by an accurate explanation of the requirements that have been met to obtain the right to use the designation.

         7. Candidates in the CFA Program, as defined in the AIMR Bylaws, may reference their participation in the CFA Program, but the reference must clearly state that an individual is a candidate in the CFA Program and cannot imply that the candidate has achieved any type of partial designation.

B. PROFESSIONAL MISCONDUCT.

         1. Members shall not engage in any professional conduct involving dishonesty, fraud, deceit, or misrepresentation or commit any act that reflects adversely on their honesty, trustworthiness, or professional competence.

         2. Members and candidates shall not engage in any conduct or commit any act that compromises the integrity of the CFA designation or the integrity or validity of the examinations leading to the award of the right to use the CFA designation.

C. PROHIBITION AGAINST PLAGIARISM.

Members shall not copy or use, in substantially the same form as the original, material prepared by another without acknowledging and identifying the name of the author, publisher, or source of such material. Members may use, without acknowledgment, factual information published by recognized financial and statistical reporting services or similar sources.

STANDARD III: RELATIONSHIPS WITH AND RESPONSIBILITIES TO THE EMPLOYER

A. OBLIGATION TO INFORM EMPLOYER OF CODE AND STANDARDS. Members shall:

         1. Inform their employer in writing, through their direct supervisor, that they are obligated to comply with the Code and Standards and are subject to disciplinary sanctions for violations
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                  thereof.

         2. Deliver a copy of the Code and Standards to their employer if the employer does not have a copy.

B. DUTY TO EMPLOYER. Members shall not undertake any independent practice that could result in compensation or other benefit in competition with their employer unless they obtain written consent from both their employer and the persons or entities for whom they undertake independent practice.

C. DISCLOSURE OF CONFLICTS TO EMPLOYER. Members shall:

         1. Disclose to their employer all matters, including beneficial ownership of securities or other investments, that reasonably could be expected to interfere with their duty to their employer or ability to make unbiased and objective recommendations.

         2. Comply with any prohibitions on activities imposed by their employer if a conflict of interest exists.

D. DISCLOSURE OF ADDITIONAL COMPENSATION ARRANGEMENTS. Members shall disclose to their employer in writing all monetary compensation or other benefits that they receive for their services that are in addition to compensation or benefits conferred by a member's employer.

E. RESPONSIBILITIES OF SUPERVISORS. Members with supervisory responsibility, authority, or the ability to influence the conduct of others shall exercise reasonable supervision over those subject to their supervision or authority to prevent any violation of applicable statutes, regulations, or provisions of the Code and Standards. In so doing, members are entitled to rely on reasonable procedures to detect and prevent such violations.

STANDARD IV: RELATIONSHIPS WITH AND RESPONSIBILITIES TO CLIENTS AND PROSPECTS

A. INVESTMENT PROCESS.

A.1 REASONABLE BASIS AND REPRESENTATIONS. Members shall:

         a. Exercise diligence and thoroughness in making investment recommendations or in taking investment actions.

         b. Have a reasonable and adequate basis, supported by appropriate research and investigation, for such recommendations or actions.

         c. Make reasonable and diligent efforts to avoid any material misrepresentation in any research report or investment recommendation.

         d. Maintain appropriate records to support the reasonableness of such recommendations or actions.

A.2 RESEARCH REPORTS. Members shall:

         a. Use reasonable judgment regarding the inclusion or exclusion of relevant factors in research reports.

         b.       Distinguish between facts and opinions in research reports.
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         c.       Indicate the basic characteristics of the investment involved when preparing for public distribution a research report that is not directly related to a specific portfolio or client.

A.3 INDEPENDENCE AND OBJECTIVITY. Members shall use reasonable care and judgment to achieve and maintain independence and objectivity in making investment recommendations or taking investment action.

B. INTERACTIONS WITH CLIENTS AND PROSPECTS.

B.1 FIDUCIARY DUTIES. In relationships with clients, members shall use particular care in determining applicable fiduciary duty and shall comply with such duty as to those persons and interests to whom the duty is owed. Members must act for the benefit of their clients and place their clients' interests before their own.

B.2 PORTFOLIO INVESTMENT RECOMMENDATIONS AND ACTIONS. Members shall:

         a. Make a reasonable inquiry into a client's financial situation, investment experience, and investment objectives prior to making any investment recommendations and shall update this information as necessary, but no less frequently than annually, to allow the members to adjust their investment recommendations to reflect changed circumstances.

         b. Consider the appropriateness and suitability of investment recommendations or actions for each portfolio or client. In determining appropriateness and suitability, members shall consider applicable relevant factors, including the needs and circumstances of the portfolio or client, the basic characteristics of the investment involved, and the basic characteristics of the total portfolio. Members shall not make a recommendation unless they reasonably determine that the recommendation is suitable to the client's financial situation, investment experience, and investment objectives.

         c. Distinguish between facts and opinions in the presentation of investment recommendations.

         d. Disclose to clients and prospects the basic format and general principles of the investment processes by which securities are selected and portfolios are constructed and shall promptly disclose to clients and prospects any changes that might significantly affect those processes.

B.3 FAIR DEALING. Members shall deal fairly and objectively with all clients and prospects when disseminating investment recommendations, disseminating material changes in prior investment recommendations, and taking investment action.

B.4 PRIORITY OF TRANSACTIONS. Transactions for clients and employers shall have priority over transactions in securities or other investments of which a member is the beneficial owner so that such personal transactions do not operate adversely to their clients' or employer's interests. If members make a recommendation regarding the purchase or sale of a security or other investment, they shall give their clients and employer adequate opportunity to act on their recommendations before acting on their own behalf. For purposes of the Code and Standards, a member is a "beneficial owner" if the member has

         a.       a direct or indirect pecuniary interest in the securities;

         b. the power to vote or direct the voting of the shares of the securities or investments;

         c. the power to dispose or direct the disposition of the security or investment.
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B.5 PRESERVATION OF CONFIDENTIALITY. Members shall preserve the confidentiality of information communicated by clients, prospects, or employers concerning matters within the scope of the client-member, prospect-member, or employer-member relationship unless a member receives information concerning illegal activities on the part of the client, prospect, or employer.

B.6 PROHIBITION AGAINST MISREPRESENTATION. Members shall not make any statements, orally or in writing, that misrepresent

         a. the services that they or their firms are capable of performing;

         b.       their qualifications or the qualifications of their firm;

         c.       the member's academic or professional credentials.

                  Members shall not make or imply, orally or in writing, any assurances or guarantees regarding any investment except to communicate accurate information regarding the terms of the investment instrument and the issuer's obligations under the instrument.

B.7 DISCLOSURE OF CONFLICTS TO CLIENTS AND PROSPECTS. Members shall disclose to their clients and prospects all matters, including beneficial ownership of securities or other investments, that reasonably could be expected to impair the members' ability to make unbiased and objective recommendations.

B.8 DISCLOSURE OF REFERRAL FEES. Members shall disclose to clients and prospects any consideration or benefit received by the member or delivered to others for the recommendation of any services to the client or prospect.

STANDARD V: RELATIONSHIPS WITH AND RESPONSIBILITIES TO THE PUBLIC

A. PROHIBITION AGAINST USE OF MATERIAL NONPUBLIC INFORMATION. Members who possess material nonpublic information related to the value of a security shall not trade or cause others to trade in that security if such trading would breach a duty or if the information was misappropriated or relates to a tender offer. If members receive material nonpublic information in confidence, they shall not breach that confidence by trading or causing others to trade in securities to which such information relates. Members shall make reasonable efforts to achieve public dissemination of material nonpublic information disclosed in breach of a duty.

B.   PERFORMANCE PRESENTATION.

         1. Members shall not make any statements, orally or in writing, that misrepresent the investment performance that they or their firms have accomplished or can reasonably be expected to achieve.

         2. If members communicate individual or firm performance information directly or indirectly to clients or prospective clients, or in a manner intended to be received by clients or prospective clients, members shall make every reasonable effort to assure that such performance information is a fair, accurate, and complete presentation of such performance.


STANDARDS OF PRACTICE HANDBOOK

Experience has shown that the working investment professional can best understand and apply AIMR's Code of Ethics and Standards of Professional Conduct if they are accompanied by practical illustrations describing application of individual standards. The Standards of Practice Handbook was developed with
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this type of illustration in mind. The Eighth Edition of the Standards of
Practice Handbook contains detailed analysis of the Standards, as well as three topical studies on fiduciary duty, insider trading, and personal investing. The 8th edition of the Handbook can be obtained from PBD. To order your copy for $35, call PBD at 800-789-AIMR (outside the U.S., call 770-442-8633, ext. 298), fax your order to 770-442-9742, or e-mail your order to aimrpubs@pbd.com.